Exhibit 99.1

Contacts:

Ed Schnopp	Kristyn Hutzell
Senior Vice President, Treasurer and CFO	The Global Consulting Group
(805) 987-8741	Investor Relations

(925) 946-9432

FOR IMMEDIATE RELEASE

April 22, 2004

POWER-ONE ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2004,

•                  Q1’04 net sales of $68.7 million, up 22% vs. $56.3 million in Q1’03

•                  Strong bookings continue, up 23% to $74.7 million in Q1’04 vs. $60.7 million in Q1’03

•                  Q1’04 net loss of $0.03 per share vs. Q1’03 net loss of $0.04 per share

•                  Z-One Digital IBA™ architecture products on schedule, presently in “beta”stage

Camarillo, CA, April 22, 2004 — Power-One, Inc. (NASDAQ: PWER) today announced that net sales for the first fiscal quarter ended March 31, 2004 increased 22% to $68.7 million compared with $56.3 million for the first quarter of 2003.  Revenues for the first quarter were in the high-end of the range of the Company’s previously announced guidance, with slightly stronger than expected bookings.

Net loss for the first fiscal quarter ended March 31, 2004 was $2.8 million, or $0.03 per share compared with a net loss of $3.1 million, or $0.04 per share, for the same quarter in 2003.  Net new orders in the first quarter of 2004 were $74.7 million, compared with $71.4 million in the fourth quarter of 2003, and $60.7 million in the first quarter of 2003.  The book-to-bill ratio was 1.09 for the first quarter of 2004, compared with 1.06 for the fourth quarter of 2003.  The Company’s 180-day backlog at the end of the first quarter was $47.4 million, an increase of 20% compared with $39.6 million at the end of the fourth quarter of 2003;  90-day backlog was $41.3 million, an increase of 19% compared with $34.7 million at the end of the fourth quarter.  Overall turns business was approximately 50% during the first quarter of 2004 compared with approximately 57% in the fourth quarter of 2003.  During the quarter the Company used approximately $9.2 million of its cash balances to repay all of its long-term debt.

“Our first quarter results were right in line with our expectations,” said Steve Goldman, Chief Executive Officer of Power-One.  “Looking forward, we expect to see continued quarter-over-quarter revenue increases in 2004 as the market recovery takes hold and demand continues to increase.   In addition, we believe Power-One may outpace the market recovery later in the year as we gain traction with our new maXyz™ products.  In fact, we now have over 50 design wins with our X and Y Series products, and have recently introduced two major products that we believe have the highest power density in the industry for their respective markets. The first is a new Y Series Point of Load (POL), capable of over 500W/in(3)., and the second is a DC/DC quarter “Brick” that offers over 96% efficiency for the Intermediate Bus Architecture (IBA).”

Mr. Goldman continued, “Customer response to our Z Series product launch has been overwhelmingly positive. This affirms our belief that the industry is at an inflection point with a major shift toward IBA.   Power management is becoming increasingly more complex and critical in power systems, and we are confident that our digital technology with the maXyz™ Z-One archtitecture is the ideal solution for managing power conversion and control.  In fact, we have already been contacted by several well-known and respected technology companies seeking to license our Z-One technology.”

Mr. Goldman concluded, “We remain on schedule for production-quantity availability of the Z Series product towards the end of the third quarter of this year.  As our key customers work with our beta samples in their prototyping work, we believe that our digital power management products will offer them a compelling value proposition: significant reductions in board space, components, development time and cost, while increasing system reliability.”

Future Outlook

For the second quarter of 2004, the Company anticipates a modest sequential increase in net sales to the range of $69 to $72 million.  The Company is continually looking at cost reduction opportunities, some of which, if implemented, could result in restructuring or other charges in the future.  Exclusive of such charges, the Company currently forecasts a net loss in the range of $0.01 to $0.03 per share.  The Company also expects to maintain significant quarterly investments in next-generation silicon technology of over $3 million, or approximately $0.04 per share.

In addition, the Company continues to forecast a return to profitability by the third quarter of 2004.

The preceding statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.

Earnings Conference Call

Power-One will be holding a conference call with investors and analysts on Thursday, April 22, 2004 at 8:00 a.m. PT.  The call will be available over the Internet through the Company’s investor relations website at www.power-one.com.  To listen to the call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Company’s website at www.power-one.com throughout the second quarter.

About Power-One:

Power-One is a leading designer and manufacturer of power conversion products sold to telecommunications and Internet service providers, as well as communications equipment manufacturers.  Power-One’s high-reliability products are also used in applications such as test equipment and high-end industrial applications.  Power-One, with headquarters in Camarillo, CA, has over 2,000 employees with manufacturing and R&D operations in the United States, Dominican Republic, Switzerland, Slovakia, Norway, Ireland and China.

For information on Power-One and its products, visit the company’s Web site at www.power-one.com.

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “may,” “continue,” “anticipate,” “forecast,” “believe,” “will,” and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Future results may be adversely affected by various factors including a continuation of the general economic slowdown, continued price pressure, ongoing pervasive weakness throughout the communications industry, market acceptance of the Company’s new products and ability to successfully negotiate license agreements, and increased R&D expenditures above previous levels.  See

“Risk Factors” in the Company’s 2003 Form 10-K on file with the Securities and Exchange Commission for greater detail regarding factors that constitute cautionary statements with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.  The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

###

POWER-ONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended
	March 31, 2004	March 31, 2003

NET SALES	$68,652	$56,321
COST OF GOODS SOLD	43,923	34,942
GROSS PROFIT	24,729	21,379

EXPENSES:
Selling, general and administrative	16,374	14,994
Engineering and quality assurance	10,503	9,088
Amortization of intangible assets	974	777
Total expenses	27,851	24,859

LOSS FROM OPERATIONS	(3,122)	(3,480)

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	376	542
Interest expense	(228)	(238)
Other income, net	931	1,049
Total interest and other income	1,079	1,353

LOSS BEFORE INCOME TAXES	(2,043)	(2,127)

PROVISION FOR INCOME TAXES	779	995

NET LOSS	$(2,822)	$(3,122)

BASIC AND DILUTED LOSS PER SHARE	$(0.03)	$(0.04)

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING (1)	83,434	81,771

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss.  This is due to the fact that diluted WASO would be anti-dilutive for these periods.  Diluted WASO is utilized for periods with a net income.

POWER-ONE, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$84,923	$99,507
Accounts receivable:
Trade (net of allowance)	56,752	55,823
Other	6,924	11,315
Inventories	49,936	51,215
Property held for sale	4,187	4,529
Prepaid expenses and other current assets	5,574	4,859

Total current assets	208,296	227,248

PROPERTY & EQUIPMENT, net	57,661	59,631
INTANGIBLE ASSETS, net	58,499	57,276
OTHER ASSETS	5,607	5,722

TOTAL ASSETS	$330,063	$349,877

LIABILITIES & EQUITY

CURRENT LIABILITIES:
Bank credit facility	$1,942	$1,993
Current portion of long-term debt	—	9,185
Accounts payable	27,257	35,430
Restructuring reserve	4,610	5,660
Deferred income taxes	2,267	2,499
Other accrued expenses	17,457	17,861

Total current liabilities	53,533	72,628

OTHER LIABILITIES	1,647	1,930

STOCKHOLDERS’ EQUITY:
Common stock	84	83
Additional paid-in capital	599,016	595,449
Deferred compensation	(503)	(662)
Accumulated other comprehensive income	22,706	24,047
Accumulated deficit	(346,420)	(343,598)

Total stockholders’ equity	274,883	275,319

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$330,063	$349,877

POWER-ONE, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended
	March 31, 2004	March 31, 2003

Orders	$74,662	$60,669

Sales	$68,652	$56,321

Operating Loss	$(3,122)	$(3,480)

Net Loss	$(2,822)	$(3,122)

Basic and Diluted Loss Per Share (1)	$(0.03)	$(0.04)

Basic and Diluted Weighted Average Shares Outstanding (1)	83,434	81,771

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss.  This is due to the fact that diluted WASO would be anti-dilutive for these periods.  Diluted WASO is utilized for periods with a net income.